CARLYLE SELECT TRUST
Registration No. 811-22928
FORM N-SAR
Semi-Annual Period Ended June 30, 2014

Sub-Item 77C:  Submission of matters to a vote of security holders.

Pursuant to a Consent of Sole Shareholder of Carlyle Select Trust dated March 31, 2014, Carlyle Holdings I L.P., as sole shareholder, approved the following matter with regards to Carlyle Select Trust: the Amended and Restated Agreement and Declaration of Trust and By-Laws; the election of trustees; the form, terms and provisions of the Advisory Agreement between Carlyle Enhanced Commodity Real Return Fund and Carlyle GMS Investment Management L.L.C.; the form, terms and provisions of the Advisory Agreement between Carlyle Core Allocation Fund and Carlyle GMS Investment Management L.L.C.; the form, terms and provisions of the Sub-Advisory Agreement between Carlyle Enhanced Commodity Real Return Fund and Vermillion Asset Management, LLC; the approval of selection of Ernst & Young LLP as the independent registered public accounting firm; and the form, terms and provisions of the Distributor Agreement between Carlyle Select Trust and Foreside Fund Services, LLC.